Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-106113, 333-75994, 333-61694, 333-116619, 333-116618, 333-135235, 333-159774, and 333-167340 on Form S-8 of our report dated September 10, 2010, relating to the financial statements of FutureScripts Secure, LLC appearing in this Current Report on Form 8-K of Catalyst Health Solutions, Inc.

/s/ Deloitte & Touche LLP

Philadelphia, PA
April 4, 2011